Exhibit 10.10

Dated:                                 2020

CPI INNOVATION SERVICES LIMITED

And

SMARTKEM LIMITED

Licence of Office Space known as M-01 at the National Printable Electronics Centre, Thomas Wright Way, NETPark, Sedgefield, TS21 3FG

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This Licence is dated	2020

Between

CPI INNOVATION SERVICES LIMITED, incorporated and registered in England and Wales with company number 05735040 whose registered office is at The Wilton Centre, Wilton, Redcar, Cleveland TS10 4RF (“Licensor”);

SMARTKEM LIMITED incorporated and registered in [England and Wales] with company number 06652152 whose registered office is at Optic Technium Ffordd William Morgan, St Asaph Business Park, St Asaph, Clwyd LL17 0JD (“Licensee”).

It is agreed as follows: -

1.	Definitions and Interpretation

1.1.	In this licence, unless stated otherwise, the following words and expressions shall have the following meanings: -

“Accommodation Services”	means the services set out in Schedule 3;

“Additional Services”	means the services set out in Schedule 4;

“Act of Insolvency”	means:

(i)	the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of the Licensee;

(ii)	the making of an application for an administration order or the making of an administration order in relation to the Licensee;

(iii)	the giving of any notice of intention to appoint an administrator, or the filing at court of the prescribed documents in connection with the appointment of an administrator, or the appointment of an administrator, in any case in relation to the Licensee;

(iv)	the appointment of a receiver or manager or an administrative receiver in relation to any property or income of the Licensee;

(v)	the commencement of a voluntary winding-up in respect of the Licensee or any guarantor, except a winding-up for the purpose of amalgamation or reconstruction of a solvent company in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies;

(vi)	the making of a petition for a winding-up order or a winding-up order in respect of the Licensee;

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(vii)	the striking-off of the Licensee or any guarantor from the Register of Companies or the making of an application for the Licensee to be struck-off;

(viii)	the Licensee or any guarantor otherwise ceasing to exist (but excluding where the Licensee dies); or

(ix)	the making of an application for a bankruptcy order, the presentation of a petition for a bankruptcy order or the making of a bankruptcy order against the Licensee.

(x)	The paragraphs above shall apply in relation to a partnership or limited partnership (as defined in the Partnership Act 1890 and the Limited Partnerships Act 1907 respectively) subject to the modifications referred to in the Insolvent Partnerships Order 1994 (SI 1994/2421) (as amended), and a limited liability partnership (as defined in the Limited Liability Partnerships Act 2000) subject to the modifications referred to in the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) (as amended).

(xi)	Act of Insolvency includes any analogous proceedings or events that may be taken pursuant to the legislation of another jurisdiction in relation to a Licensee incorporated or domiciled in such relevant jurisdiction.

“Centre”	means all that land and buildings known as the “National Printable Electronics Centre” NETPark, Thomas Wright Way, Sedgefield, TS21 3FG or such reduced or extended area as the Licensor may from time to time designate as comprising the Centre;

“Common Parts”	means all such roads, paths, entrance halls, corridors, lifts, staircases, landing and other means of access in or upon the Centre the use of which is necessary for obtaining access to and egress from the Office Space as designated from time to time by the Licensor;

“Competent Authority”	means any statutory undertaker or any statutory public local or other authority or regulatory body or any court of law or government department or any of them or any of their duly authorised officers;

“Designated Hours”	means the hours of [8am – 7.30pm] on Monday to Friday inclusive but excluding Bank Holidays or such other hours as the Licensor in its absolute discretion may determine on 28 days’ notice to the Licensee;

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“Hazardous Substances”	means dangerous, hazardous, toxic or highly flammable substances, materials, effluents or waste pollutants, contaminants or radioactive substances, genetically modified organisms, micro-organisms and any substances whether natural or artificial, solid or liquid, gas or vapour or any mixture thereof which may cause harm to the health of any living organisms or may interfere with the ecological systems of which form part or may cause harm to property or which may result in the pollution of the environment;

“Interior”	means the internal coverings of the walls of the Office Space and the floor and ceiling finishes of the Office Space and the doors and door-frames and the windows and window-frames of the Office Space;

“Landlord”	means The County Council of Durham and Sedgefield Borough Council who is the landlord under the Lease pursuant to which the Licensor occupies the Centre;

“Lease”	means the lease by which the Licensor holds the Centre, which is dated 3 August 2007 and made between (1) The County Council of Durham and Sedgefield Borough Council and (2) Centre for Process Innovation Limited;

“Licence Fee”	means the office accommodation charges set out in Schedule 1;

“Licence Commencement Date”	means the date upon which the Office Space is made available to the Licensee set out in Schedule 1;

“Licence Period”	means the period for which the Licensee is licensed to use the Office Space under Clause 4 and set out in Schedule 1;

“Necessary Consents”	means all planning permissions and all other consents, licences, permissions, certificates, authorisations and approvals whether of a public or private nature which shall be required by any Competent Authority for the Permitted Use;

“Permitted Use”	means office use within Class B1 of the Town and Country Planning (Use Classes) Order 1987 as at the date this licence is granted for use only in connection with the purpose set out in Schedule 1;

“Permitted Users”	means employees of the Licensee who have successfully completed the Licensor’s building induction procedures for the Centre;

“Office Space”	means the office space described in Schedule 1 and shown on the plan attached at Schedule 1 within the Centre which shall include all fixtures and fittings thereon and where relevant such parts of it as the Licensee shall occupy from time to time under this licence;

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“Service Media”	means all media for the supply or removal of heat, electricity, gas, water, sewage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media;

“Site Services”	means the Accommodation Services and (where provided) the Additional Services;

“VAT”	means Value Added Tax chargeable under the Value Added Tax Act 1994 or any similar replacement or additional tax.

1.2.	Clause, annex, schedule and paragraph headings shall not affect the interpretation of this licence.

1.3.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4.	The schedules form part of this licence and shall have effect as if set out in full in the body of this licence and any reference to this licence includes the schedules.

1.5.	A reference to a company shall include any company, corporation or other body corporate, wherever and however, incorporated or established.

1.6.	Words in the singular shall include the plural and vice versa.

1.7.	A reference to one gender shall include a reference to the other genders.

1.8.	A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this licence to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9.	A reference to writing or written excludes faxes and e-mail.

1.10.	Any obligation in this licence on a person not to do something includes an obligation not to agree or allow that thing to be done and to prevent such act or thing being done by a third party.

1.11.	References to clauses, annexes and schedules are to the clauses, annexes and schedules of this licence; references to paragraphs are to paragraphs of the relevant schedule.

1.12.	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

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2.	Licence of Office Space

2.1.	Subject to clause 3 and clause 4, the Licensor permits the Licensee, through its Permitted Users only, to use the Office Space on an “as is” basis, without warranties, for the Permitted Use for the Licence Period during the Designated Hours jointly with the Licensor and all others authorised by the Licensor together with the rights referred to in Schedule 2.

2.2.	The Licensee acknowledges that:

2.2.1.	the Licensee shall use the Office Space as a licensee and that no relationship of landlord and tenant is created between the Licensor and the Licensee by this licence; and

2.2.2.	the Licensor retains control, possession and management of the Office Space and the Licensee has no right to exclude the Licensor from the Office Space and shall not have exclusive possession of the Office Space; and

2.2.3.	the licence granted by this licence is personal to the Licensee and is not assignable and the rights given in clause 2 may only be exercised by Permitted Users of the Licensee; and

2.2.4.	without prejudice to its rights under clause 4, the Licensor shall be entitled at any time on giving not less than 14 days’ notice to require the Licensee to transfer to comparable alternative space elsewhere within the Centre and the Licensee shall comply with such requirement bearing the costs of moving to any alternative space.

3.	Licensee's Obligations

The Licensee agrees and undertakes:

3.1.	To pay to the Licensor:

3.1.1.	the Licence Fee for each room area, as indicated in the schedule appended, occupied by it payable without any deduction in advance on the first day of each month and proportionately for any period of less than a month the first such payment being for the period from the Licence Commencement Date to the end of the month following; and

3.1.2.	such VAT as may be payable on the Licence Fee.

3.2.	To keep the Office Space clean, tidy and clear of rubbish and the Interior in good decorative order and condition.

3.3.	To permit the Licensor, the Landlord and all persons authorised by them to enter the Office Space to:

3.3.1.	inspect its condition, state of repair and decoration; and

3.3.2.	to carry out such works within the Office Space as the Licensor, the Landlord or their insurers consider are reasonably required.

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3.4.	Not to cause or permit to be caused any damage to the Office Space or the Centre or to any property of the owners or occupiers of the Office Space or the Centre and to take out and maintain insurance with a reputable insurer to cover any such damage which may be caused (evidence of which must be provided to the Licensor on request).

3.5.	To notify the Licensor promptly in the event of the Licensee identifying decorative or structural issues in or on, or in the event of damage to, the Office Space or the Centre.

3.6.	To comply with Schedule 7 and the Health and Safety regulations appropriate to the activities carried out including but not limited to:

3.6.1.	complying with the need for the Licensor’s scheduled audits of procedures and protocols to ensure the continued safety of operations; and

3.6.2.	supplying all necessary information regarding activities (risk assessments, material safety data sheets and COSHH documentation) (any such information, if so labelled, will be treated as Confidential as per any agreed contract associated with the use of the facilities)

3.7.	Not to use the Office Space other than for the Permitted Use.

3.8.	Not to make any alteration or addition whatsoever to the Office Space or its Interior or the Centre whether such alterations or additions are of a structural or non-structural nature without the prior written consent of the Licensor (which may be withheld in the Licensor’s absolute discretion).

3.9.	Not to display any advertisement, signboards, nameplate, inscription, flag, banner, placard, poster, signs or notices at the Office Space or elsewhere in the Centre without the prior written consent of the Licensor (which may be withheld in the Licensor’s absolute discretion).

3.10.	Not to do or permit to be done on the Office Space anything which is illegal or which may be or become a nuisance, (whether actionable or not) damage, annoyance, inconvenience or disturbance to the Licensor or any licensees of neighbouring office space, or other occupiers of the Centre or any neighbouring buildings to the Centre.

3.11.	Not to do anything which might cause (directly or indirectly) any Hazardous Substances from the Centre to discharge into any service media or into the environment and in discharging any effluent or any waste to comply with the requirements of all applicable statues or other requirements.

3.12.	Not to do anything which might result in any costs or liabilities as a result of or in connection with the presence in or under the Centre or any adjoining premises of any Hazardous Substances or any controlled waste as defined in the Environmental Protection Act 1990 including any costs and liabilities relating to the cleaning or removal of any substance.

3.13.	Not to obstruct the Common Parts, make them dirty or untidy, leave any rubbish on them or store any goods or other items on them.

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3.14.	Not to commit any breach of planning control or apply for any planning permission in respect of the Office Space or the Centre.

3.15.	Not to assign, sublicense, share (save with the Licensor as herein provided) or hold on trust the Office Space, nor otherwise part with its rights under this licence.

3.16.	Not to do anything that will or might constitute a breach of any Necessary Consents affecting the Office Space or which will or might vitiate in whole or in part any insurance effected by the Licensor in respect of the Office Space or the Centre or which may increase the rate of premium payable for the same or render the premium liable to additional loading and to comply with all recommendations of the insurers thereunder as notified to the Licensee.

3.17.	To comply with all laws and with any recommendations of the relevant suppliers relating to the supply and removal of electricity, gas, water, sewerage, telecommunications data and other services and utilities to or from the Office Space or the Centre.

3.18.	To observe any rules and regulations the Licensor makes and notifies to the Licensee from time to time governing the Licensee's use of the Office Space and the Common Parts.

3.19.	To leave the Office Space in a clean and tidy condition and to remove the Licensee's furniture equipment and goods from the Office Space at the end of the Licence Period.

3.20.	That it hereby indemnifies the Licensor in full and keeps the Licensor indemnified in full against, and holds the Licensor harmless from all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability in any way arising from:

3.20.1.	the Licensee’s use of the Office Space and/or the Licensee’s presence in the Centre during the Licence Period; and/or

3.20.2.	any breach of the Licensee's undertakings contained in clause 3; and/or

3.20.3.	the exercise of any rights given in clause 2.

3.21.	That it shall not do anything on or in relation to the Office Space or to the Centre that would, or might, cause the Licensor to be in breach of the conditions contained in this licence.

3.22.	That if the Licensee shall fail to pay the Licence Fee or any other payments due under this licence within 7 (seven) days of the due date (whether formally demanded or not), it shall pay to the Licensor interest on the Licence Fee or other payments due at the rate of 4% per annum above the base lending rate of Barclays Bank plc from time to time calculated on a daily basis from the due date until payment.

3.23.	To comply with the requirements of Schedule 6.

3.24.	That, where so requested by the Licensor, it shall procure that all of the Permitted Users shall in a personal capacity sign the Licensor’s standard non-disclosure agreement from to time.

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3.25.	To inform the Licensor in advance of any visitors the Licensee wishes to bring to the Centre or the Office Space, to host any such visitors at all times while in the Centre or the Office Space and to comply with any further requirements which the Licensor may prescribe with regard to visitors as notified to the Licensee from time to time.

3.26.	To ensure that the appearance of the Office Space (including but not limited to the appearance of furniture, furnishings and other contents) is at all times smart, of professional appearance, and not out of character with the general appearance of adjoining offices, meeting rooms and the Common Parts, and that the Office Space will not be filled with excessive quantities of contents, nor used for storage.

3.27.	To respect the privacy, confidentiality, and not to interfere with the working practices, of other users of the Centre.

4.	Term and Termination

The licence granted by this licence shall commence on the Licence Commencement Date and shall end on the earliest of:

4.1.	the Licensor giving notice to the Licensee at any time of breach of any of the Licensee's obligations contained in clause 3, which shall, in the absence of a remedy period (at the Licensor’s sole discretion) be effective immediately when served; or

4.2.	on not less than 2 months’ written notice given by the Licensor to the Licensee or by the Licensee to the Licensor; or

4.3.	on an Act of Insolvency; or

4.4.	on the termination or expiry of the Lease; or

4.5.	on the expiry of the Licence Period.

Termination is without prejudice to the rights of either party in connection with any antecedent breach of any obligation subsisting under this licence at or before the date of termination.

5.	Notices

5.1.	Any notice or other communication required to be given under this licence, shall be in writing and shall be delivered personally, or sent by pre-paid recorded delivery first-class post, or by commercial courier, to each party required to receive the notice or communication as set out below:

5.1.1.	to the Licensor at: Centre for Process Innovation Limited, Wilton Centre, Wilton, TS10 4RF and marked for the attention of General Counsel;

5.1.2.	to the Licensee at the Centre and marked for the attention of Mr Ian Jenks, Director;

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5.1.3.	or as otherwise specified by the relevant party by notice in writing to each other party.

5.2.	Any notice or other communication shall be deemed to have been duly received:

5.2.1.	if delivered personally, when left at the address and for the contact referred to in this clause; or

5.2.2.	if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second working day after posting; or

5.2.3.	if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed.

5.3.	A notice or other communication required to be given under this licence shall not be validly given if sent by e-mail.

5.4.	The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action or where applicable any arbitration or other method of dispute resolution.

6.	Site Services

6.1.	The Accommodation Services to be provided by the Licensor which are included in the Licence Fee are set out in Schedule 3.

6.2.	The Licensor may on reasonable prior written notice suspend, curtail or cancel or extend or add to the Accommodation Services or any of them, provided that any such action is applied without distinction between the Licensee and other occupiers of the Centre, and the Accommodation Services shall then be interpreted for the purposes of this licence as so modified, and the Licensee agrees that in such circumstances it shall have no claim against the Licensor in respect of any loss or inconvenience resulting from such a change to the Accommodation Services.

6.3.	The Licensor may on request from the Licensee, at the Licensor’s sole discretion, provide some or all of the Additional Services set out in Schedule 4 at an additional cost to be specified in a tariff from time to time issued by the Licensor. Where the Licensor does not agree to provide any Additional Services, the Licensor may at its sole discretion grant permission for a third party to carry out such Additional Service for the Licensee, subject always to such conditions, restrictions, permissions and permits to work as the Licensor shall determine in its absolute discretion.

6.4.	The terms of Schedule 5 shall apply to the provision of Site Services.

7.	No Warranties for Use or Condition

7.1.	The Licensor gives no warranty that the Office Space possesses the Necessary Consents for the Permitted Use.

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7.2.	The Licensor gives no warranty that the Office Space is physically fit for the purposes specified in Clause 2.

7.3.	The Licensee acknowledges that it does not rely on and shall have no remedies in respect of any representation or warranty that may have been made by or on behalf of the Licensor before the date of this licence as to any of the matters mentioned in clause 7.1 or clause 7.2.

7.4.	Nothing in this clause shall limit or exclude any liability for fraud.

8.	Liability for Loss, Damage or Injury

8.1.	Nothing in this licence shall limit the liability of the Licensor for death or personal injury arising from the Licensor’s negligence in such circumstances where the Licensor is not permitted to exclude such liability under the Unfair Contract Terms Act 1977 or any matter in respect of which it would be unlawful for the Licensor to exclude or restrict liability.

8.2.	Subject to clause 8.1, the Licensee shall use the Office Space and the Centre at its own risk, and the Licensor shall not be liable to any person for any loss or damage to any vehicles, goods or property, or for any injury (whether fatal or not) to the Permitted Users and/or and other persons in the Office Space and/or the Centre by the authority (express or implied) of the Licensee, or in any way arising out of the condition and/or use of the Office Space and/or the Centre by such persons, or otherwise howsoever arising, and the Licensee hereby waives any rights and claims against the Licensor that it may otherwise have had in respect of such matters, and hereby indemnifies the Licensor in full and keeps the Licensor indemnified in full against, and holds the Licensor harmless from, all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability which the Licensor may incur of suffer in respect of such matters.

8.3.	Subject to clause 8.1, the Licensor shall not be liable to the Licensee in connection with this licence for any direct or indirect:

8.3.1.	financial loss;

8.3.2.	loss or profit;

8.3.3.	loss of business;

8.3.4.	loss of opportunity;

8.3.5.	loss of usage;

8.3.6.	loss of goodwill;

8.3.7.	loss of reputation;

8.3.8.	loss of data;

8.3.9.	costs of hiring alternative facilities;

8.3.10.	costs of financing and/or loans; or

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8.3.11.	consequential losses and/or special damages.

8.4.	Subject to clause 8.1, the Licensor’s maximum liability in respect of any claim under this licence shall be the total sum actually paid by the Licensee to the Licensor in respect of Licensee Fees and charges for Additional Services under this agreement up to the date of the incident that has given rise to the relevant claim.

8.5.	To the extent that the provisions of the Unfair Contracts Terms Act 1977 is held by a court or administrative body of competent jurisdiction to apply to any element of this agreement, including but not limited to in respect of the Site Services, in such circumstances if any wording in any provision of this agreement shall be found by such court or administrative body of competent jurisdiction to be invalid or unenforceable, such wording shall be deemed removed from the relevant provision, and the invalidity or unenforceability of such wording shall not affect the remainder of that provision, nor the remainder of this licence, and the remaining wording of such provision and all other provisions not affected by such invalidity or unenforceability shall remain in full force and effect.

9.	Rights Of Third Parties

A person who is not a party to this licence may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

10.	Exclusion of Sections 24-28 of the Landlord and Tenant Act 1954

10.1.	For the avoidance of doubt, and without prejudice to the fact that the terms of this licence comprise a licence, in accordance with the provisions of Section 38A(1) of the Landlord and Tenant Act 1954 (“the Act”) the parties have agreed that the provisions of Sections 24 to 28 inclusive of the Act are excluded in relation to any tenancy that may be created by this licence despite the provisions of clause 2.

10.2.	The Licensor has served on the Licensee a notice in the form, or substantially in the form, set out in Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”).

10.3.	The requirements specified in Schedule 2 to the Order have been met in that the Licensee has made appropriate declaration in the form, or substantially in the form, set out in Schedule 2 to the Order.

11.	Force Majeure

11.1.	The Licensor shall not be liable for any delay in performing, or any failure to perform, any of its obligations under this licence if such delay or failure results from events or circumstances outside its reasonable control. Such delay or failure shall not constitute a breach of this licence where notified to the Licensee as soon as reasonably practicable.

12.	Variation and Waiver

12.1.	No purported alteration to, variation of, or waiver of any provision of this licence shall be effective unless it is in writing, refers specifically to this licence and is signed by an authorised representative of each party.

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12.2.	No delay or omission on the part of any party to this licence in exercising any right, power or remedy provided by the law generally or under this agreement (nor the partial exercise thereof) shall impair such right, power or remedy or operate as waiver thereof.

13.	Governing Law And Jurisdiction

13.1.	This licence and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the law of England.

13.2.	The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this licence or its subject matter.

14.	Counterparts

14.1.	This licence may be entered into in any number of counterparts and by the Parties to it on separate counterparts each of which when so executed and delivered shall be an original but all these counterparts shall together constitute one and the same instrument.

This licence has been entered into on the date stated at the beginning of it.

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Schedule 1 – Office Space

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Schedule 2 - Rights granted to Licensee

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Schedule 3 – Accommodation Services

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Schedule 4 – Additional Services

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Schedule 5 – Terms for Provision of Site Services

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Schedule 6 – General Provisions applying to the Provisions of Site Services

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Schedule 7: Safety Health and Environment Management

for the National Printable Electronics Centre Site Occupiers

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Signed by

Position

Signature	/s/ John Cocker

for and on behalf of CPI Innovation Services Limited (the Licensor)

Date

Signed by

Position

Signature	/s/ Robert Bahns

for and on behalf of SmartKem Limited (the Licensee)

Date

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